Exhibit 99.a(iii)

BAILLIE GIFFORD FUNDS

Amendment No. 2

to the

Amended and Restated Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), effective as of December 1, 2008, hereby consent to and adopt this Amendment No. 2 (this “Amendment”) to the Trust’s Amended and Restated Agreement and Declaration of Trust dated August 17, 2001 (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, having determined this Amendment to be consistent with the fair and equitable treatment of all shareholders of the Trust, and hereby direct that this Amendment be filed with the Secretary of The Commonwealth of Massachusetts.

Section 6 of Article III of the Declaration of Trust is hereby amended by replacing the first two sentences of the Section with the following three sentences:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, each of the following Series and classes shall be, and is hereby, established and designated:  the International Equity Fund, the EAFE Fund, the Emerging Markets Fund, the Global Alpha Equity Fund, and the North American Equity Fund.  With respect to the Emerging Markets Fund, the Class I Shares, Class II Shares and Class III Shares, which the Emerging Markets Fund may issue from time to time, shall be, and are hereby, established and designated, which classes shall have the respective rights and preferences as may be determined from time to time by the Trustees.  With respect to the International Equity Fund, the EAFE Fund, the Global Alpha Equity Fund and the North American Equity Fund, the Class 1 Shares, Class 2 Shares, Class 3 Shares, and Class 4 Shares, which the International Equity Fund, the EAFE Fund, the Global Alpha Equity Fund and the North American Equity Fund may issue from time to time, shall be, and are hereby, established and designated, which classes shall have the respective rights and preferences as may be determined from time to time by the Trustees.

This Amendment may be executed in any number of counterparts each of which shall be deemed an original.

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IN WITNESS WHEREOF, each of the undersigned has hereunto set his hand as of the day and year first above written.

/s/ JOHN G. BARRIE JR.
John G. Barrie, Jr., Trustee

/s/ GEORGE W. BROWNING
George W. Browning, Trustee

/s/ R. ROBIN MENZIES
R. Robin Menzies, Trustee

[Amendment No.2 to the Amended and Restated Agreement and Declaration of Trust]